EXHIBIT 31

CERTIFICATIONS

I, Andrew Stearns, certify that:

1.	I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of DVI Receivables XVI, L.L.C. (for the avoidance of doubt, I have not reviewed the report on Form 8-K filed on July 23, 2003 for the collection period ended on June 30, 2003, which did not relate to periods included in the year covered by this annual report);

2.	Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.	Based on my knowledge, except as disclosed in Item 2 of this Form 10-K, the distribution and servicing information required to be provided to the trustee by the servicer under the contribution and servicing agreement is included in these reports;

4.	Based on my knowledge and the servicer compliance statement included in this report as Exhibit 99(B), and except as disclosed in the reports and in Item 2 of this Form 10-K, the servicer has fulfilled its obligations under the contribution and servicing agreement; and

5.	This report on Form 10-K discloses all material instances known to me of noncompliance with the servicing criteria set forth in the contribution and servicing agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Lyon Financial Services, Inc. d/b/a US Bancorp Portfolio Services.

Dated: September 28, 2004	By:	/s/ Andrew Stearns

Andrew Stearns
Vice President, DVI Receivables Corp. VIII, Managing Member of DVI Receivables XVI, L.L.C.